Exhibit 4.45

This Supplemental Agreement is made this 21st day of February 2022.

Between

(1)	WILLIS TOWERS WATSON HEALTH AND BENEFITS (SG) PTE LTD., a company incorporated in Singapore and having its registered address at 1 Raffles Quay #28-10, South Tower, Singapore 048583 (“Willis Towers Watson”) of the one part; and

(2)	Wellteq Pte Ltd, a company incorporated in Singapore, having its principal place of business at 90 Eu Tong Sen Street, #03-02B, Singapore 059811 (“Partner” or “Wellteq”) of the other part.

Whereas

(1)	Partner and Willis Towers Watson had entered into a Collaboration Agreement (“Collaboration Agreement”) dated 21 February 2020 in relation to the provision of the WTW wellness solution to their mutual customers.

(2)	The duration of the Collaboration Agreement was for a term of 24 months from the Effective Date (1 February 2020), which expired on 31 January 2022.

(3)	The parties now wish to enter into this Supplemental Agreement to extend the term of the Collaboration Agreement for a period of 36 months effective from 1 February 2022 to 31 January 2025. Such extension took effect from 1 February 2022.

Now, therefore, in consideration of the mutual covenants set forth herein and for the other good and valuable consideration, the parties mutually agreed that the followings shall be added to the Collaboration Agreement in the manner as set out herein below.

1.	Partner agrees that the Collaboration Agreement shall be extended for a period of 36 months effective from 1 February 2022 to 31 January 2025.

Miscellaneous:

2.	In this Supplemental Agreement, words and expressions defined in and rules of interpretation set out in the Collaboration Agreement shall have the same meaning and effect when used in this Supplemental Agreement except where the context requires otherwise.

3.	Except to the extent expressly amended and supplemented by this Supplemental Agreement, all terms and conditions of the Collaboration Agreement (including any supplemental agremeents or amendment agreements) shall remain unchanged and in full force and effect. This Supplemental Agreement and the Collaboration Agreement shall be read and construed as one and the same document and this Supplemental Agreement shall be considered to be an integral part of the Collaboration Agreement.

4.	The amendments provided for in this Supplemental Agreement shall take effect on the date above written.

5.	This Supplemental Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original, but all the counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Supplemental Agreement the day and year first above written.

SIGNED BY

Jeames Gillett	)	/s/ Jeames Gillett

for and on behalf of	)

WELLTEQ PTE LTD	)

In the presence of: -)

Dated:	)	02/25/2022

SIGNED BY	)

Royston Tan	)	/s/ Royston Tan

for and on behalf of	)

WILLIS TOWERS WATSON	)

HEALTH AND BENEFITS (SG) PTE. LTD.	)

In the presence of:	)

Dated:	)	02/25/2022